Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UAP HOLDING CORP.

Dated as of November 17, 2004

UAP Holding Corp., a corporation organized and existing under the Delaware General Corporation Law (“DGCL”), hereby certifies as follows:

FIRST: The name of this corporation is UAP Holding Corp. (the “Corporation”), and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 28, 2003 (the “Original Certificate”).

SECOND: Attached hereto as Exhibit A is the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”), which restates the provisions of the Original Certificate, as heretofore amended and supplemented, in their entirety.

THIRD: The Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting thereof in accordance with the provisions of Sections 141(f), 242 and 245 of the DGCL and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228, 242 and 245 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer as of the date first above written and hereby affirms that the facts stated herein are true.

UAP HOLDING CORP.

By:	/s/ Todd A. Suko

Name:	Todd A. Suko
Title:	Vice President & Secretary

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UAP HOLDING CORP.

ARTICLE I

NAME

The name of the corporation (herein called the “Corporation”) is UAP Holding Corp.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Suite 1B, City of Dover, County of Kent, 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

PURPOSE & DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 95,000,000 shares, consisting of 90,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and 5,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

At the time that this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be automatically reclassified, changed and converted into 39.0852996265402 shares of Common Stock (the “Stock Split”). The Corporation shall not issue any fractional shares of Common Stock following or resulting from the Stock Split, and any fractional shares of Common Stock resulting from the Stock Split shall be rounded down to the nearest whole number of shares of Common Stock. As soon as practicable following the Effective Time, each holder of Common Stock may exchange each certificate evidencing the

Common Stock with the Corporation for a new certificate evidencing the appropriate number of shares of Common Stock after the Effective Time. Until the time that any certificate evidencing the Common Stock has been exchanged in accordance with the preceding sentence, such certificate shall be deemed, for all purposes, to represent the applicable number of shares of Common Stock after the Effective Time.

Subject to the provisions of this Article IV, the Preferred Stock may be issued from time to time in one or more classes or series. The board of directors of the Corporation (the “Board”) shall have the authority to the fullest extent permitted under the DGCL to adopt by resolution from time to time one or more certificates of designations providing for the designation of one or more classes or series of Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the DGCL and this Amended and Restated Certificate of Incorporation.

The authority of the Board with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different classes or series of Preferred Stock:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock, and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board, by the vote of the members of the Board then in office acting in accordance with this Amended and Restated Certificate of Incorporation, or any Preferred Stock, may deem advisable and are not inconsistent with law, the provisions of this Amended and Restated Certificate of Incorporation or the provisions of any certificate of designations.

ARTICLE V

DIRECTORS

(a) General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number of Directors; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors of the Corporation shall be such as from time to time shall be established by the Board, provided that in no event shall the total number of directors constituting the entire Board be less than three (3) nor more than eleven (11). Election of directors need not be by written ballot.

(c) Classes of Directors. The Board shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

(d) Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2005; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2006; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2007; provided further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

(e) Quorum. Except as otherwise provided by law, this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation (the “By-laws”), a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board, but in no event shall less than one-third of the directors constitute a quorum. A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

(f) Manner of Acting.

(i) Subject to Section (f)(ii) of this Article V, every act or decision done or made by the majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the Board, unless the act of a greater number is required by law, this Amended and Restated Certificate of Incorporation or the By-laws.

(ii) Notwithstanding anything to the contrary contained herein, the Corporation shall not, and shall not permit any of its subsidiaries to, take any of the following actions without the affirmative vote of at least two-thirds of the entire Board:

(A) the amendment, modification or repeal of any provision of this Amended and Restated Certificate of Incorporation, the By-Laws or similar organizational documents in a manner that adversely affects Apollo Management V, L.P. or any of its affiliates (collectively, “Apollo”);

(B) the redemption, purchase or acquisition of any securities of the Corporation or any of its subsidiaries;

(C) the issuance of additional shares of any class of capital stock (other than the grant of options or the issuance of shares upon the exercise of options or otherwise, in each case, pursuant to the terms of any option plan, long-term incentive plan or other employee benefit plan of the Corporation adopted by the Board);

(D) the payment or declaration of any dividend or other distribution, with respect to any shares of any class or series of capital stock;

(E) a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of the Corporation’s or any of its subsidiaries’ assets to another entity (other than transactions between the Corporation and any of its wholly owned subsidiaries or transactions between two or more wholly owned subsidiaries of the Corporation);

(F) a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization of the Corporation;

(G) a split, combination or reclassification of any shares of capital stock, except for the stock split contemplated by Article IV hereof;

(H) a disposition of any assets with a value in excess of $10.0 million in the aggregate other than sales of inventory in the ordinary course of business;

(I) consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $10.0 million in the aggregate outside of the ordinary course of business;

(J) the incurrence of indebtedness aggregating more than $10.0 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of the Corporation’s initial public offering of Common Stock;

(K) the appointment, termination or replacement of the Corporation’s Chief Executive Officer; and

(L) a change in size of the Corporation’s Board.

(iii) The foregoing Section (f)(ii) shall terminate and be of no further effect at such time as (A) Apollo no longer beneficially owns at least 33 1/3% of the total number of shares of the Corporation’s Common Stock outstanding at any time, and (B) Apollo (excluding any individuals who own shares of the Corporation’s Common Stock directly that were purchased by them or were obtained upon the exercise of options granted to them in their capacity as a member of the Board) has, subsequent to the Corporation’s initial public offering of Common Stock (and the exercise of any related overallotment option), sold at least one share of the Corporation’s Common Stock to a person that is not an affiliate of Apollo.

(g) Removal; Resignation. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, a director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. A director may resign at any time by filing his written resignation with the secretary of the Corporation.

(h) Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, and unless otherwise provided by law, any vacancy or newly created directorships in the Board, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

ARTICLE VI

INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the Effective Time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The

Corporation is authorized to provide by by-law, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. Any right or protection of a director of the Corporation under this paragraph shall inure to the benefit of such director’s heirs, executors and administrators.

ARTICLE VII

MANAGEMENT OF THE CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

(a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered:

(i) to make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation;

(ii) without the assent or vote of the stockholders, to authorize and issue securities and obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the Board in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property;

(iii) to determine whether any, and if any, what part, of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus; and

(iv) to fix from time to time the amount of net profits of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Amended and Restated Certificate of Incorporation and of the By-laws.

(b) No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

(c) The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated by the Board or in the By-laws.

ARTICLE VIII

INTERESTED TRANSACTIONS

The Corporation elects not to be governed by Section 203 of the DGCL (or any successor provision thereto).

ARTICLE IX

AMENDMENT

Subject to Section (f)(ii) of Article V hereof, from time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article IX; provided, however, that any amendment to this Article IX or Section (f) of Article V hereof shall require the affirmative vote of holders of not less than 75% of the outstanding shares entitled to vote at a meeting of the stockholders called for that purpose.

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